                                                                                                          Exhibit 12
                                                                                                          05/19/95
                             GEORGIA POWER COMPANY
 Computation of ratio of earnings to fixed charges for the the five years ended
          December 31, 1994 and the twelve months ended April 30, 1995

                                                                                                               Twelve
                                                                                                               Months
                                                                                                                Ended
                                                             Year ended December 31,                         April 30,
                                          1990          1991          1992          1993          1994          1995
                                      -----------------------------------------Thousands   of  Dollars--------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges  $   772,164   $ 1,009,019   $ 1,004,886   $ 1,034,795   $   927,336   $   973,293
      Federal and state income taxes       99,476       315,507       165,667       266,771       360,380       403,232
      Deferred  income taxes, net          89,075        52,941       194,748       168,372        34,130        28,366
      Deferred  investment  tax credits       (52)       (9,524)       (5,704)      (18,274)         (489)         (489)
      AFUDC - Debt funds                    9,559        10,584         8,459         8,294        11,613        12,543
                                      -----------   -----------   -----------   -----------   -----------   -----------
         Earnings as defined          $   970,222   $ 1,378,527   $ 1,368,056   $ 1,459,958   $ 1,332,970   $ 1,416,945
                                      -----------   -----------   -----------   -----------   -----------   -----------



FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt       $   483,975   $   462,415   $   404,854   $   345,552   $   308,611   $   294,038
   Interest on interim  obligations         8,512         4,906         9,694        15,530        17,529        20,272
   Amort of debt disc, premium  and
      expense, net                          5,644         5,784         7,891        14,087        15,776        15,892
   Other interest  charges                  9,404         9,941        12,426        47,393        23,483        21,576
                                      -----------   -----------   -----------   -----------   -----------   -----------
         Fixed charges as defined     $   507,535   $   483,046   $   434,865   $   422,562   $   365,399   $   351,778
                                      -----------   -----------   -----------   -----------   -----------   -----------


RATIO OF EARNINGS TO FIXED CHARGES           1.91          2.85          3.15          3.46          3.65          4.03


Note:        The above figures have been adjusted to give effect to Georgia
             Power Company's 50% ownership of Southern Electric Generating
             Company.
